Owens & Minor Appoints Robert Henkel to its Board of Directors

RICHMOND, Va. – (Business Wire) October 1, 2019 -- Owens & Minor, Inc. (NYSE-OMI), a leading global healthcare solutions company, today announced that healthcare industry veteran and former Ascension Health, Inc. President and CEO Robert (“Bob”) Henkel has been elected to its Board of Directors. Henkel will serve on the Governance & Nominating and Compensation & Benefits Committees of the Board.

“Bob is an influential and well-respected leader in our industry,” said Owens & Minor Chairman Bob Sledd. “His depth of knowledge and vast integrated delivery network experience will add invaluable perspective to our board, and we look forward to leveraging his insight.”

Henkel, 65, has served in various C-Level roles at numerous leading hospitals including Mount Sinai Medical Center, DePaul Health Center and Montefiore Medical Center, but the bulk of his career was spent at Ascension Health, one of the nation’s leading non-profit faith-based health systems, where he began in 1998 as Operating Group President of the Great Lakes and Mid-Atlantic region. From there he served as COO of Ascension Health from 2004-2011, eventually becoming President and Chief Executive Officer of Ascension Health, a role he held from 2012 to 2017. Throughout the duration of his career, at Ascension and otherwise, Henkel was and remains committed to eliminating healthcare disparities by closing gaps in access, safety and personalized care and embracing diversity and inclusion.

Henkel currently serves as President, Healthcare Transformation at THEO Executive Group. There, he leads the organization’s vision, strategy and planning to positively influence transformation of the healthcare industry toward affordable, quality healthcare for all, with particular emphasis on the most vulnerable communities.

“At Owens & Minor, our mission is to empower our customers to advance healthcare. We are continuously looking for new ways to serve our customers and their patients across the full continuum of care,” said Owens & Minor President and CEO Ed Pesicka. “Bob’s background and dedication to the same mission, as evidenced by his career, will be invaluable to helping us reach this goal. We look forward to his perspective and guidance.”

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor was founded in 1882 in Richmond, Virginia, where it remains headquartered today. The company has distribution, production, customer service and sales facilities located across the Asia Pacific region, Europe, Latin America, and North America. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

Contacts
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, Chuck.Graves@owens-minor.com

SOURCE: Owens & Minor